EXHIBIT 99.1

CONTACT:	Gregory Witchel, President	FOR IMMEDIATE RELEASE
(203) 755-5083

DIASYS CORPORATION REPORTS ITS FIRST QUARTERLY PROFIT

WATERBURY, CT: September 8, 2003 - DiaSys Corporation (AMEX:DYX), a global healthcare products company, reports the first quarterly profit since inception for the fourth quarter ended June 30, 2003. The Company reported net income for the three-month period ended June 30, 2003 of $177,146 compared to a net loss of $239,426 in the same period of the prior year. The Company’s net revenue for the three-month period ended June 30, 2003 increased $426,550 to $935,119 from $508,569 or 84%, compared to the same period of the prior year. Gross profit for the three-month period ended June 30, 2003, increased $380,165 or 130% from $291,416 to $671,581. Earnings per share for the three-month period ended June 30, 2003 based on 11,596,386 common shares outstanding at the end of the period was $.02 per share, compared to a loss of $.03 per share for the same period of the prior year.

Morris Silverman, Chairman of the Board of Directors of DiaSys Corporation stated, “We are pleased to announce the first quarterly profit for DiaSys since the Company’s inception. Our goal, when we came on board in January, was to control costs and increase sales. We are pleased to announce that this combined strategy has produced an outstanding 130% increase in gross profit for the quarter. Our shareholders are our top priority.”

The Company will report fiscal year end results for the year ended June 30, 2003, in its annual report, on Form 10KSB.

DiaSys Corporation designs, develops, manufactures and distributes proprietary medical laboratory equipment, consumables and test kits to healthcare and veterinary diagnostic laboratories worldwide. Headquartered in Waterbury, CT, the Company operates in Europe through its wholly owned subsidiary based in Wokingham, England and in Pacific Asia through its strategic business partner located in Guangzhou, China. DiaSys, Parasep and Urisep are registered trademarks of DiaSys Corporation.

This press release contains forward-looking statements within the meaning of, and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company or events, or timing of events, relating to the Company to materially differ from those expressed or implied by such forward looking statements. DiaSys refers interested parties to its most recent Annual Report on Form 10-KSB and other SEC filings for a complete description of, and discussions about, the Company.

Comparative figures are as follows:

	Three Months Ended, June 30,
	2003	2002
	(unaudited)	(unaudited)

NET SALES	$935,119	$508,569

COST OF GOODS SOLD	263,538	217,153

GROSS PROFIT	671,581	291,416

Gross Profit %	71.8%	57.3%

OPERATING EXPENSES:
Selling	285,619	269,349
General and Administrative	180,862	150,045
Research and Development	118,587	114,128

Total Operating Expenses	585,068	533,522

INCOME (LOSS) FROM OPERATIONS	86,513	(242,106)

INTEREST INCOME	92,577	2,684

NET INCOME (LOSS) BEFORE TAXES	179,090	(239,422)

TAXES	1,944	4

NET INCOME (LOSS)	$177,146	$(239,426)

WEIGHTED AVERAGE OF COMMON SHARES OUTSTANDING	11,596,386	9,096,421

BASIC AND DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.02	$(0.03)